Prospectus Cross Reference
                                                     June 11, 2001







                          TUDOR FUND FOR EMPLOYEES L.P.
                        (A Delaware Limited Partnership)


                                Supplement to the
                         Prospectus Dated June 11, 2001


        -----------------------------------------------------------------


        This Supplement is an integral part of, and should be read together with, the Prospectus dated June 11, 2001 ("Prospectus"), also delivered herewith. All capitalized terms used in this Supplement and not defined herein have the same meanings as used in the Prospectus.

        -----------------------------------------------------------------








                              CIS SECURITIES, INC.



Neither Tudor Fund For Employees L.P. nor Tudor Investment Corporation is affiliated with Tudor Fund, a U.S. mutual fund registered under the Investment Company Act of 1940, or with Tudor Management Co., Inc., a wholly-owned subsidiary of Weiss Peck & Greer.

                  The date of this Supplement is March 8, 2002

GENERAL INFORMATION

     The Prospectus is amended to reflect accuracy and timeliness of information, including discussion of clearing brokers, capitalization, management of the Trading Advisor, selected financial data, financial condition and results of operations, and performance information.

AMENDMENTS TO PROSPECTUS

     1. Privacy Notice. The following information is inserted immediately underneath the line on page iii.

                                 PRIVACY NOTICE

             INFORMATION REGARDING PROSPECTIVE INVESTORS, EXISTING LIMITED PARTNERS, OR FORMER LIMITED PARTNERS OF THE PARTNERSHIP RECEIVED BY TUDOR INVESTMENT CORPORATION ("TIC" OR THE "TRADING ADVISOR") OR SECOND MANAGEMENT LLC (THE "GENERAL PARTNER") WILL NOT BE SOLD OR MARKETED TO NONAFFILIATED THIRD PARTIES. HOWEVER, INFORMATION MAY BE DISCLOSED TO NONAFFILIATED THIRD PARTIES UNDER LIMITED CIRCUMSTANCES, PRIMARILY TO PERSONS THAT PROVIDE SERVICES TO THE TRADING ADVISOR, THE GENERAL PARTNER, OR THE PARTNERSHIP. SUCH PERSONS INCLUDE ACCOUNTANTS, ATTORNEYS, ADMINISTRATORS, SELLING AGENTS OR OTHER THIRD PARTIES IN CONNECTION WITH THE SERVICING OF THE PARTNERSHIP, OR TO PROTECT AGAINST FRAUD OR MAINTAIN SECURITY PRECAUTIONS THAT PROTECT CONFIDENTIALITY. THE GENERAL PARTNER WILL USE REASONABLE EFFORTS TO ENSURE THAT ANY PERSON THAT RECEIVES INFORMATION WILL ONLY USE IT FOR THE SERVICES REQUIRED AND AS ALLOWED BY APPLICABLE LAW OR REGULATION.

            INFORMATION MAY BE SHARED WITH AFFILIATES OF THE TRADING ADVISOR AND THE GENERAL PARTNER. ACCESS TO SUCH INFORMATION WILL BE LIMITED TO AUTHORIZED EMPLOYEES FOR THE PURPOSE OF PROVIDING SERVICES TO THE PARTNERSHIP OR THE LIMITED PARTNERS.

     2. The Partnership. The information regarding the Partnership's sale of Units on page 8 (third full paragraph under "THE PARTNERSHIP") is deleted in its entirety and the following is substituted therefor:

          Since July 1990, the Partnership has been offering unsold Units for sale at a price equal to 100% of the Net Asset Value of a Unit as of the opening of business on the first day of each calendar quarter. After the January 1, 2002 closing, 3,596 Units were outstanding, with 13,798 Units having been sold, 6,202 Units remaining unsold, 10,308 of the sold Units having been redeemed, and 106 Units having been allocated to the TIC 401(k) Plan. In addition, the General Partner holds 197 units of general partnership interest.

     3. Capitalization. The information regarding the capitalization of the Partnership on page 15 (second full paragraph and table under "CAPITALIZATION") is deleted in its entirety and the following is substituted therefor:

     The following table shows

     o the actual capitalization of the Partnership as of January 1, 2002 based on the Units outstanding on that date; and

     o the pro forma capitalization of the Partnership if all unsold Units (6,202 Units) were sold at the Net Asset Value thereof as of January 1, 2002 (i.e., $8,928.90).


                                                                Pro Forma
                                   Actual                     Amount if the
                                   Amount                   Maximum Number of
   Title of Class            as of January 1, 2002         Unsold Units is Sold
   --------------            ---------------------         --------------------
 Units of Limited
 Partnership Interest           $32,108,324                    $87,485,362
 Units of General
 Partnership Interest (1)         1,757,121                      1,757,121
                                -----------                    -----------
         TOTAL                  $33,865,445                    $89,242,483
                                ===========                    ===========
 ------------------------
 (1) The actual amount shown reflects the Net Asset Value of units of general partnership interest outstanding as of January 1, 2002 (197 Units). The Net Asset Value of a unit of general partnership interest is equivalent to the Net Asset Value of a Unit of limited partnership interest. The General Partner has agreed to contribute such amounts to the Partnership as are necessary from time to time to make the General Partner's capital contribution equal to the greater of (i) $200,000 and (ii) the sum of (a) the lesser of $100,000 or 3% of the first $10,000,000 in aggregate capital contributions to the Partnership by all Partners and (b) 1% of the aggregate capital contributions to the Partnership by all Partners in excess of $10,000,000.

     4. Selected Financial Data. The table set forth on page 15 under "SELECTED FINANCIAL DATA" is deleted in its entirety and the following is substituted therefor:


                                           Nine Months
                                             Ended                             Years Ended December 31,
                                                              -----------------------------------------------------------
                                      September   September      2000        1999        1998        1997        1996
                                       30, 2001    30, 2000
                                      ----------- ----------- ----------- ----------- ----------- ----------- -----------
Revenues.........................     $ 8,877,508  $1,357,986  $5,538,110  $1,981,370  $5,159,521  $3,362,714  $1,417,232

Expenses.........................     $ 1,335,565    $505,843  $1,035,471    $684,010    $962,387    $649,909    $596,480

                                      ----------- ----------- ----------- ----------- ----------- ----------- -----------
Net Income.......................     $ 7,541,943    $852,143  $4,502,639  $1,297,360  $4,197,134  $2,712,805    $820,752

Total Assets.....................     $35,234,509 $20,036,392 $27,918,377 $22,242,164 $18,265,036 $17,166,451 $12,138,706

Partners' Capital (see                $31,718,171 $18,735,284 $22,161,072 $16,332,215 $14,891,112 $9,495,687  $ 8,526,366
"REDEMPTIONS")...................
Units Outstanding................           3,522       3,134       3,123       2,847       2,786      2,383        2,718

Net Asset Value Per Unit.........          $9,006      $5,979      $7,096      $5,737      $5,344     $3,985       $3,136

Change in Net Asset Value Per Unit         $1,910        $242      $1,359        $393      $1,359       $849         $273

Net Income Per Unit..............          $1,918        $248      $1,337        $379      $1,327       $845         $246


     5. Management's Discussion and Analysis of Financial Condition and Results of Operations. The information regarding liquidity, capital resources, results of operations, and risk management on pages 16-18 is deleted in its entirety and the following is substituted therefor:

     Liquidity

          The assets of the Partnership are deposited and maintained with BPL, banks, and clearing brokers in trading accounts, and are used as margin and collateral to engage in commodity interest contract trading. Since the Partnership's sole purpose is to trade in commodity interest contracts, it is anticipated that the Partnership will continue to maintain substantial liquid assets for margin and collateral purposes.

          Interest income for the quarter ended September 30, 2001 was $277,223 compared to $299,184 for the quarter ended September 30, 2000. Interest income for the years ended December 31, 2000, 1999, and 1998 was $1,213,785, $847,843, and $661,643, respectively.

          The Partnership holds cash and cash equivalents. Cash and cash equivalents represented approximately 89% and 91% of the Partnership's assets as of September 30, 2001 and December 31, 2000, respectively. The cash and cash equivalents held by the Partnership satisfy the Partnership's need for cash on a short-term and long-term basis.

          Since futures contract trading generates a large percentage of the Partnership's income, any restrictions or limits on that trading may render the Partnership's investment in futures contracts illiquid. Most United States commodity exchanges prohibit trading outside of a designated price range, referred to as a "daily limit." If prices move the daily limit for several days with little or no trading, the Partnership might be unable to promptly liquidate its open positions. See "PRINCIPAL RISK FACTORS - COMMODITY INTEREST CONTRACT TRADING MAY BE ILLIQUID."

Capital Resources

     Redemptions and additional sales of Units in the future will affect the amount of funds available for investment in commodity interest contracts in subsequent periods. See "INVESTMENT PROGRAM AND USE OF PROCEEDS."

Results of Operations

     The following table compares Net Asset Values at year-end 2000, 1999 and 1998:


                                                       Increase During Year
                                 Net Asset Value  -----------------------------
                                    Per Unit            $                 %
                                 --------------   -------------    ------------
December 31, 2000................  $7,095.78        $1,358.85          23.69%
December 31, 1999................  $5,736.93          $392.72           7.35%
December 31, 1998................  $5,344.21        $1,359.22          34.11%


     The following table compares Net Asset Values as of September 30, 2001 and 2000:


                                                    Increase (Decrease) During
                                                             Quarter
                                Net Asset Value    ----------------------------
                                    Per Unit             $               %
                                 ---------------   --------------  ------------
September 30, 2001................  $9,006.18        $1,179.72         15.07%
September 30, 2000................  $5,978.89          $414.01          7.44%


     The following table summarizes trading gains and losses by type of contract for the nine months ended September 30, 2001 and 2000 and for the years 2000, 1999, and 1998.


                                 For the Nine Months    For the Year Ended
                                 Ended September 30,        December 31,
                                   ---------------   --------------------------
                                    2001    2000       2000    1999      1998
                                   ------- -------   -------- -------  --------
                                                  ($ in thousands)
Interest Rate Futures
  and Option Contracts...........  $2,148    $(63)   $1,794    $ 491    $3,253
Foreign Exchange Contracts.......   2,511  (1,159)      480   (1,370)     (219)
Equity Index Futures Contracts:     3,577     993     1,493     (258)      872
Over-the-Counter Contracts:
    Forward Currency Contracts...     285     713     1,147      884       792
    Commodity Swaps..............    (553)   (245)     (125)      59      (350)
    Equity Index Swaps...........    (468)    172       157      (99)      (82)
    Interest Rate Swaps..........    (112)      2       129      236      ----
Non-Financial Derivative
  Instruments....................     340     (99)     (957)     981       (36)
                                   ------- -------   -------- -------  --------
    Total........................  $7,728   $ 314    $4,118     $924    $4,034
                                   ======= =======   ======== =======  ========


     Since the Partnership is a speculative trader in the commodities markets, current year results are not necessarily comparable to the previous year's results.

     The following table illustrates the Partnership's net trading gain as a return on Net Assets, and also shows brokerage commissions and fees as a percentage of Net Assets. In addition, the table shows incentive fees as a percentage of Net Trading Gains.

                                For the Nine Months     For the Year Ended
                                Ended September 30,         December 31,
                                  ---------------  ---------------------------
                                   2001     2000    2000      1999       1998
                                  ------   ------  ------    ------      -----
 Net Trading Gain (Loss)
   as a % of Net Assets..........  25.7%    1.7%   21.6%      5.3%       31.4%
 Brokerage Commissions
   & Fees as a % of Net Assets...   0.5%    0.9%    1.1%      1.2%        1.4%
 Incentive Fees as a % of
   Net Trading Gains.............   9.1%    0.0%    8.3%      6.7%        9.3%


     In general, commission rates have remained stable during the past three years.

     Professional fees and other expenses remained stable during each of the past three years.

     Inflation is not expected to be a major factor in the Partnership's operations, except that traditionally the commodities markets have tended to be more active and thus potentially more profitable during times of high inflation. Since the commencement of the Partnership's trading operations in July 1990, inflation has not been a major factor in the Partnership's operations.

Risk Management

     In the normal course of business, the Partnership is a party to a variety of off-balance sheet financial instruments in connection with its trading activities. These activities include the trading of financial futures, forwards, swaps, exchange traded and negotiated over-the-counter options, and other commodity interests. These financial instruments give rise to market and credit risk in excess of the amounts recognized in the statements of financial condition. The Partnership is subject to market and credit risk associated with changes in the value of underlying financial instruments, as well as the loss of appreciation on certain instruments if its counterparties fail to perform.

     TIC takes an active role in managing and controlling the Partnership's market and credit risks and has established formal control procedures that are reviewed on an ongoing basis. TIC attempts to minimize credit risk exposure to trading counterparties and brokers through formal credit policies and monitoring procedures.

     In order to control the Partnership's market exposure, TIC applies risk management guidelines and policies designed to protect the Partnership's capital. These guidelines and policies include quantitative and qualitative criteria for evaluating the appropriate risk levels for the Partnership. Tudor's Risk Management Committee, comprised of senior personnel from different disciplines, regularly reviews the Partnership's trading positions. The Tudor Management Committee, together with the Risk Management Committee and Tudor's Risk Management Department, assess and evaluate the Partnership's potential exposures to market risk based on analyses performed by the Risk Management Department. The Risk Management Department's responsibilities include: focusing on the positions taken in various instruments and markets globally; ascertaining that all such positions are accurately reflected on the Partnership's position reports; and evaluating the risk exposure associated with all of those positions.

     The Risk Management Department uses a statistical technique known as Value at Risk ("VaR") to assist TIC in measuring the Partnership's exposure to market risk related to its trading positions. The VaR model is a proprietary system and is one of the many analytical tools used by the Risk Management Department to monitor and review the market risk exposure of the Partnership's trading portfolio. The VaR model projects potential losses of the portfolio and is based on a methodology which uses a one-year observation period of hypothetical daily changes in trading portfolio value, a one-day holding period, and a one-standard-deviation level. These figures can be scaled up to indicate risk at the 95% or 99% confidence level.

     Tudor's Credit Committee, comprised of senior managers from different disciplines, meets regularly to analyze the credit risk associated with the Partnership's counterparties, intermediaries, and service providers. A significant portion of the Partnership's positions are invested with, or held at, institutions with high credit standing. The Credit Committee establishes counterparty exposure limits and specifically designates which product types are approved for trading.

     The following table illustrates the VaR for each component of market risk as of September 30, 2001. The dollar values represent the VaR assuming a 1.65 standard deviation move in each of the financial instruments indicated.

                                                                 VaR
    Risk Factors                                           (95% Confidence)
    ------------                                           ----------------
    Interest Rate Futures and Option Contracts                 $268,290

    Foreign Exchange Contracts                                 $306,735

    Equity index futures:                                      $307,395

    Non-Financial Derivative Instruments                       $102,300


     See also "CAPITALIZATION" and "TUDOR FUND FOR EMPLOYEES L.P. FINANCIAL STATEMENTS AS OF DECEMBER 31, 2000 AND 1999 TOGETHER WITH AUDITORS' REPORT" and "TUDOR FUND FOR EMPLOYEES L.P. FINANCIAL STATEMENTS AS OF MARCH 31, 2001 (UNAUDITED)."

     6. The General Partner. John R. Torell has succeeded Mark Pickard as Managing Director and Chief Financial Officer of the General Partner and Trading Advisor. Consequently, all references on page 19 under "THE GENERAL PARTNER" to Mark Pickard are deleted, and the name John R. Torell is substituted therefor.

     7. Performance Record of the Partnership. The information regarding the performance record of the Partnership beginning with the last paragraph on page 19 under "PERFORMANCE RECORD OF THE PARTNERSHIP" is deleted in its entirety and the following is substituted therefor:

                  The performance record of the Partnership from January 1, 1997 through February 28, 2002 is shown below. The Partnership's complete performance record since it began trading (July 2, 1990 through February 28, 2002) is shown in Item 13 below. The information below and in Item 13 is the actual trading performance of the Partnership after payment of advisory fees, transaction costs, and all other expenses and costs. The rates of return shown below and in Item 13 are representative of the rates of return experienced by each investor holding a Unit during the period shown.

                  The information below and in Item 13 has not been audited. However, the General Partner believes that such information is accurate and fairly presented.

                  You should be aware that past performance information cannot predict how the Partnership will perform in the future. It is possible that the Partnership will incur losses in the future.


           ACTUAL PERFORMANCE RECORD OF TUDOR FUND FOR EMPLOYEES L.P.
                             Rates of Return (1)(2)

                     2002       2001       2000      1999       1998      1997
                    -----------------------------------------------------------
January............  1.56%     -0.64%     -0.85%    -4.05%     -0.35%     2.69%
February (3).......  0.65%      2.38%      5.10%     6.31%      1.27%     8.65%
March..............             8.21%     -7.98%    -6.03%      4.23%     4.96%
April..............            -4.11%     -0.43%    -2.46%     -4.32%     0.48%
May................             1.26%      5.69%    -0.94%     -0.74%     1.65%
June...............             3.20%     -3.87%    -1.46%      1.07%    -0.40%
July...............             4.45%     -0.95%     3.39%      2.72%     3.49%
August.............             5.87%      1.81%     2.05%     11.29%     3.94%
September..........             4.07%      6.54%     0.07%     12.82%    -5.13%
October............             2.05%     -1.92%     4.52%     -0.20%    -1.55%
November...........            -4.19%      8.34%     4.49%     -2.15%     4.33%
December...........             1.40%     11.70%     2.01%      5.46%     1.74%
                    -----------------------------------------------------------
Annual (Period)Rate
  of Return (2)(3)   2.21%     25.83%     23.69%     7.35%     34.11%    27.05%
                    ===========================================================

Name of Fund:                                     Tudor Fund For Employees L.P.
Type of Fund:                                     Publicly Offered
                                       7

Inception of Trading:                             July 2, 1990
Aggregate Subscriptions Since Inception (4):      $42,917,000
Aggregate Redemptions Since Inception:            $34,555,000
Current Net Assets (3):                           $34,627,000
Largest Monthly Percentage Drawdown (5):          March 2000 (-7.98%)
Worst Peak to Valley Percentage Drawdown (6):     March 1, 1999-June 30, 1999
                                                  (-10.53%)

         THE ACCOMPANYING FOOTNOTES ARE AN INTEGRAL PART OF THIS TABLE.

                               FOOTNOTES TO TABLE

         The performance data presented above has been calculated on an accrual basis of accounting in accordance with United States generally accepted accounting principles.

          (1) Monthly rate of return ("Monthly Rate of Return") is calculated by dividing Net Performance by Beginning Net Assets plus Additions (as such terms are defined below). Monthly Rate of Return does not take into account Withdrawals (as such term is defined below). Because Withdrawals occur only at the month-end, their effect on the calculation of Monthly Rate of Return is not material.

               "Additions" represents all additional capital contributed during a month.

               "Beginning Net Assets" represents the sum of cash and cash equivalents and the equity in the Partnership accounts, less accrued and paid expenses as of the beginning of a month.

               "Net Assets" means the market value of the Partnership's assets less any accrued liabilities.

               "Net Performance" represents the change in Net Assets, net of Additions and Withdrawals.

               "Withdrawals" represents all withdrawals of capital during a month.

          (2) "Annual (Period) Rate of Return" is calculated by determining the Monthly Rate of Return for each month during the relevant period and compounding such returns by subsequent Monthly Rates of Return achieved during such period.

          (3)  Figure for this period in 2002 is estimated.

          (4) "Aggregate Subscriptions Since Inception" includes subscriptions to the Partnership at the January 1, 2002 Quarterly Closing.

          (5) "Largest Monthly Percentage Drawdown" represents the greatest cumulative percentage decline in month-end Net Assets due to losses sustained by the Partnership during any one-month period shown in the table.

          (6) "Worst Peak to Valley Percentage Drawdown" represents the greatest cumulative percentage decline in month-end Net Assets due to losses sustained by the Partnership during any period shown in the table in which Net Assets at any prior month-end are not equaled or exceeded by subsequent Net Assets.

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.


     8. Trading Advisor and Principals. The information regarding the Trading Advisor and its principals on pages 22-23 is amended as follows:

     John R. Torell has succeeded Mark Pickard as Managing Director and Chief Financial Officer of the General Partner and Trading Advisor. Consequently, the biography of Mark Pickard in the second full paragraph is deleted in its entirety, and the following is substituted therefor:

          John R. Torell. Mr. Torell, age 39, is a Managing Director and the Chief Financial Officer of the Trading Advisor. Mr. Torell joined the Trading Advisor in May 1994. Mr. Torell does not participate in the trading of customer accounts of the Trading Advisor or its affiliates.

     9. Description of the Clearing Brokers. The table beginning on page 25 showing clearing brokers with which the Partnership currently maintains trading accounts is amended as follows.

     On page 25, the second item in the first row, first column, under "Cargill Investor Services, Inc." is amended by the insertion of the words, "An affiliate of the" at the beginning of the sentence.

     The following is inserted as the new first row of the table on page 25:

-------------------------------------------------------------------------------
                                                    Regulatory Organization
  Clearing Broker        Main Business Office     Memberships and Registrations
-------------------------------------------------------------------------------
Barclays Capital Inc.   222 Broadway          o Registered with CFTC as an FCM.
                        New York, NY  10038   o Member of NFA as an FCM.
                        Tel. 212-412-6915     o Registered with SEC as a
                                                broker-dealer
                                              o Member of NASD as a broker-
                                                dealer
-------------------------------------------------------------------------------

     The second paragraph on page 27 entitled "Municipal Bond Advance Refunding Litigation" is amended by the insertion of the following sentence at the end of the paragraph: "The 17 defendants have entered into a court-approved settlement agreement."

     The table regarding recent material actions against clearing brokers on pages 27-30 is amended as follows:

     The following is inserted as a new first paragraph opposite "Merrill Lynch Futures, Inc." on page 28:

     o Merrill Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of Merrill Lynch, was a defendant in the Municipal Bond Advance Refunding Investigation.

The following is inserted as the last paragraph opposite "Prudential Securities Incorporated" on page 29:

     o In December 1998, the SEC alleged that Prudential failed to supervise adequately one of its representatives in violation of the Securities Act, and in January 2001 imposed sanctions and filed a cease-and-desist order against Prudential. Without admitting or denying the findings, Prudential consented to a censure and the payment of a fine of $800,000.

     10. Plan of Distribution. On page 35, the reference to "Cargill Investor Services, Inc." in the first sentence of the first paragraph under "PLAN OF DISTRIBUTION" is deleted, and the name "CIS Securities, Inc." is substituted therefor. The fourth sentence of such first paragraph is deleted, and the following is substituted therefor: "The Selling Agent is an affiliate of Cargill Investor Services, Inc., a clearing broker for the Partnership and other investment funds that are sponsored and/or advised by the Trading Advisor and its affiliates."

     11. Subscription Procedure. On page 36, the third paragraph, including the numbered subparagraphs, under "SUBSCRIPTION PROCEDURE" is deleted in its entirety and the following is substituted therefor:

                    Payment may be made by either:

                    (1) a check payable to "The Bank of New York, as Escrow
               Agent for Tudor Fund For Employees L.P.," or

                    (2) a wire tranfer of Federal Funds to the Partnership's
               escrow account designated as "The Bank of New York, New York, NY, ABA #021000018, Account No. GLA/111565, for credit to account no. 830633, Tudor Fund for Employees L.P., Reference: [Subscriber's Name]."

     12. Security Ownership of Certain Beneficial Owners and Management. The information regarding the "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" of the Partnership on page 39 is deleted in its entirety and the following is substituted therefor:

          Security Ownership of Certain Beneficial Owners. As of January 1, 2002, the only persons who owned more than five percent (5%) of the outstanding interests in the Partnership were:


Name (1)                                Address             No. Units   Percent
----                                    -------             ---------   -------
Tudor Investment
 Corporation 401(k)
 Savings and Profit-Sharing Plan ..... 1275 King Street       710.6141   18.7%
                                       Greenwich, CT 06831

Robert P. Forlenza.................... c/o Tudor Investment   229.4980    6.1%
                                       Corporation
                                       50 Rowes Wharf
                                       Boston, MA 02110

James Pulaski......................... c/o Tudor Investment   231.3262    6.1%
                                       Corporation
                                       1275 King Street
                                       Greenwich, CT 06831

Second Management LLC ................ 1275 King Street       196.5807    5.2%
                                       Greenwich, CT 06831
------------------
(1) The persons named in this table have sole voting and investment power with respect to all interests in the Partnership shown as beneficially owned by them, subject to community property or similar laws where applicable.

                  Security Ownership of Management. As of January 1, 2002, the General Partner and the executive officers of the General Partner collectively owned 17.89% of the outstanding interests in the Partnership. As of January 1, 2002, in addition to the persons identified in the table above, Mark F. Dalton and Andrew S. Paul, each of whom is a principal of both the General Partner and the Trading Advisor, owned 118.8156 Units (3.13%) and 133.6957 Units (3.527%), respectively.

     13. Additional Partnership Performance. The information regarding the performance record of the Partnership on pages Appendix A-1 and A-2 is deleted in its entirety and the following is substituted therefor:

                       ADDITIONAL PARTNERSHIP PERFORMANCE

          The Partnership's complete performance record since it began trading (July 2, 1990 through February 28, 2002) is shown below.

               The information below is the actual trading performance of the Partnership after payment of advisory fees, transaction costs, and all other expenses and costs. The rates of return shown below are representative of the rates of return experienced by each investor holding a Unit during the period shown.

               The information below has not been audited. However, the General Partner believes that such information is accurate and fairly presented.

               You should be aware that past performance information cannot predict how the Partnership will perform in the future. It is possible that the Partnership will incur losses in the future.

           ACTUAL PERFORMANCE RECORD OF TUDOR FUND FOR EMPLOYEES L.P.
                             Rates of Return (1)(2)


                2002    2001      2000     1999     1998     1997     1996     1995     1994      1993      1992     1991     1990
               --------------------------------------------------------------------------------------------------------------------
January......  1.56%   -0.64%    -0.85%   -4.05%   -0.35%    2.69%    9.92%    4.12%    4.61%    -2.80%     9.61%    3.96%
February (3).  0.65%    2.38%     5.10%    6.31%    1.27%    8.65%    0.69%    3.59%   -2.24%    -0.83%     6.07%   -8.01%
March........           8.21%    -7.98%   -6.03%    4.23%    4.96%    1.70%   12.14%   -0.23%    -1.45%     8.13%    0.47%
April........          -4.11%    -0.43%   -2.46%   -4.32%    0.48%    7.93%    0.53%   -1.28%    -1.39%     3.02%    5.96%
May..........           1.26%     5.69%   -0.94%   -0.74%    1.65%   -2.50%   -3.96%   -1.64%    -2.99%    -4.03%   -0.75%
June.........           3.20%    -3.87%   -1.46%    1.07%   -0.40%   -1.42%   -3.19%    5.62%     0.98%    -6.88%    7.95%
July.........           4.45%    -0.95%    3.39%    2.72%    3.49%    0.54%    0.18%   -4.37%     1.59%    -4.03%   -4.41%   -9.62%
August.......           5.87%     1.81%    2.05%   11.29%    3.94%   -0.99%    5.50%    1.04%     0.05%     1.11%    0.10%   13.44%
September....           4.07%     6.54%    0.07%   12.82%   -5.13%   -3.67%    1.49%    8.29%     1.23%    13.23%    1.55%    2.46%
October......           2.05%    -1.92%    4.52%   -0.20%   -1.55%   -0.34%    4.73%   -3.58%     2.57%    10.13%    5.78%   17.19%
November.....          -4.19%     8.34%    4.49%   -2.15%    4.33%   -2.26%    0.50%    2.04%     1.02%    -3.10%    9.07%   -1.87%
December.....           1.40%    11.70%    2.01%    5.46%    1.74%    0.42%    2.08%   -0.79%     4.12%    -0.98%   -1.76%    3.83%
-------------- ------- -------- --------- -------- -------- -------- -------- -------- -------- --------- --------- -------- ------
Annual         2.21%   25.83%    23.69%    7.35%   34.11%   27.05%    9.52%   30.26%    6.87%     1.88%    34.01%   20.13%    5.44%
(Period) Rate
of Return (2)
(3)

===================================================================================================================================

Name of Fund:                                     Tudor Fund For Employees L.P.
Type of Fund:                                     Publicly Offered
Inception of Trading:                             July 2, 1990
Aggregate Subscriptions Since Inception (4):      $42,917,000
Aggregate Redemptions Since Inception:            $34,555,000
Current Net Assets (3):                           $34,627,000
Largest Monthly Percentage Drawdown (5):          March 2000 (-7.98%)
Worst Peak to Valley Percentage Drawdown (6):     March 1, 1999--June 30, 1999
                                                  (-10.53%)


         THE ACCOMPANYING FOOTNOTES ARE AN INTEGRAL PART OF THIS TABLE.

                               FOOTNOTES TO TABLE

          (1) Monthly rate of return ("Monthly Rate of Return") is calculated by dividing Net Performance by Beginning Net Assets plus Additions (as such terms are defined below). Monthly Rate of Return does not take into account

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

               Withdrawals (as such term is defined below). Because Withdrawals occur only at the month-end, their effect on the calculation of Monthly Rate of Return is not material.

               "Additions" represents all additional capital contributed during a month.

               "Beginning Net Assets" represents the sum of cash and cash equivalents and the equity in the Partnership accounts, less accrued and paid expenses as of the beginning of a month.

               "Net Assets" means the market value of the Partnership's assets less any accrued liabilities.

               "Net Performance" represents the change in Net Assets, net of Additions and Withdrawals.

               "Withdrawals" represents all withdrawals of capital during a month.

          (2) "Annual (Period) Rate of Return" is calculated by determining the Monthly Rate of Return for each month during the relevant period and compounding such returns by subsequent Monthly Rates of Return achieved during such period.

          (3)  Figure for this period in 2002 is estimated.

          (4) "Aggregate Subscriptions Since Inception" includes subscriptions to the Partnership at the January 1, 2002 Quarterly Closing.

          (5) "Largest Monthly Percentage Drawdown" represents the greatest cumulative percentage decline in month-end Net Assets due to losses sustained by the Partnership during any one-month period shown in the table.

          (6) "Worst Peak to Valley Percentage Drawdown" represents the greatest cumulative percentage decline in month-end Net Assets due to losses sustained by the Partnership during any period shown in the table in which Net Assets at any prior month-end are not equaled or exceeded by subsequent Net Assets.

            PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE
                                    RESULTS.


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